UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 21, 2010

ORIENT PAPER, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34577	20-4158835
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Nansan Gongli, Nanhuan Road Xushui County, Baoding City Hebei Province, The People’s Republic of China 072550
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011 - (86) 312-8605508

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 21, 2010, Orient Paper, Inc., a Nevada corporation (the “Company”), amended the terms of its Loanout Agreement (the “Loanout Agreement”) with Winston C. Yen, CPA, a Professional Accountancy Corporation (“Lender”), for the services of Lender’s employee, Winston C. Yen, as Chief Financial Officer.

The amended agreement extends the term of the Loanout Agreement, which was executed May 1, 2009 for a period of one year, to now expire on April 20, 2011.  Pursuant to the amended agreement, Mr. Yen’s workload was increased to 40 hours of work per week and, effective January 1, 2010, his annual salary was increased to $120,000 in cash compensation.  Mr. Yen shall also receive 5,000 shares of common stock of the Company during the remaining term of the agreement. These shares shall vest, and be issued, on a quarterly basis at the rate of 1,250 shares every three calendar months, with the first installment to vest on May 10, 2010.  The shares acquired under the original and amended agreement shall be subject to a lock-up period from the date of issuance until April 20, 2011.  Except as otherwise disclosed above, the terms of the original Loanout Agreement shall remain in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment to Loanout Agreement, dated April 21, 2010, by and between Orient Paper, Inc. and Winston C. Yen, CPA, a Professional Accountancy Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2010

ORIENT PAPER, INC.

By:	/s/ Winston Yen
Winston Yen
Chief Financial Officer

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